EXHIBIT 6.09

This Repair and Service Agreement between SeaMED, a Plexus company (SeaMED), a Washington Corporation with its principal place of business at 21621 30th Avenue SE, Bothell, Washington and Biofield Corp. (Biofield), a Delaware corporation with its principal place of business at 1025 Nine North Drive Ste. M, Alpharetta, Georgia, is effective for the period May 1, 2000 to May 1, 2001. This agreement will automatically renew for additional one-year periods unless written notice, within 90 days of the end of term, by either party provides notice of non-renewal. This Agreement shall cover all repair services provided by SeaMED to Biofield. If any term of this Agreement conflicts with any term of an issues purchase order, this Agreement shall take precedence. Any terms or conditions in a new purchase order, not covered under this Agreement, must be specified on such purchase orders or their attachments and must be mutually and explicitly agreed to by both Biofield and SeaMED.

I.       DEFINITIONS

         A. "Service" shall be defined as labor and parts provided by SeaMED to repair, or otherwise bring, a Product to current specifications, as requested by Biofield and the effective SeaMED documents.

         B. "Product" shall be defined as each Product which is purchased by Biofield from SeaMED under the current Manufacturing Supply Agreement.

         C. "Warranty Period" shall be defined as the period commencing upon time of invoice to Biofield from SeaMED for each Product and continuing for the period of time specified in the Manufacturing Supply Agreement.

         D. "Upgrade Warranty Period" shall be defined as the period commencing upon time of invoice to Biofield from SeaMED, and continuing for ninety (90) days thereafter, for each upgraded Product.

         E. "Service Warranty Period" shall be defined as the period commencing upon time of invoice to Biofield from SeaMED, and continuing for ninety (90) days thereafter, for each Product services.

II.      WARRANTY SERVICE COVERAGES

         A. Under the terms of the Manufacturing Supply Agreement all Products manufactured by SeaMED are warranted, for a period of 15 months from the Product ship date from Biofield's facility to Biofield's customer, to be free from defects in material and workmanship. They shall conform to applicable specifications, drawings, samples and descriptions referred to in the Manufacturing Supply Agreement (provided that shipment to customer occurs within 3 months from date of original invoice to Biofield per the Manufacturing Supply Agreement).

         B. Biofield requested Product upgrades during the warranty period fall into the original warranty period and do not extend the warranty (except as may be covered by the 90 day upgrade warranty).

         C. Products in the warranty period that have received damage by other than normal usage will be treated as out of warranty.

         D. Products returned with warranty stickers removed, damaged or broken will be treated as out
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               of warranty, unless previous authorization in writing from the
               SeaMED Service department utilizing the attached "Request Form, Supplier Service Authorization".

         E. Post-Termination Warranty Obligations - Following termination of this Agreement, the provisions of this Agreement applicable to SeaMED's obligation in providing warranty service for any warranty period shall be deemed to continue in full force and effect with respect to any and all Products throughout their entire warranty period.

III.     LOGISTICS

         SeaMED and Biofield agree that in the event Biofield requests repair services on any Product, such requests for service or repair shall be initiated by Biofield by way of telephone, fax or e-mail to SeaMED Customer Service.

         Inbound freight of returned Products will be the responsibility of Biofield, except as noted in Section VII (A) of the Manufacturing Supply Agreement.

         SeaMED agrees to return each Product via UPS ground delivery or equivalent service to Biofield promptly after completion of service. If such return Product is under warranty, SeaMED agrees to pay for such return shipment to Biofield.

IV.      WARRANTY SERVICES

         SeaMED agrees that within three (3) business days after receipt of a Product in warranty an assessment shall be completed. SeaMED further agrees that repair or replacement of defective Products shall be completed within fourteen (14) business days of receipt. Refer to the Supply Agreement for additional provisions on the servicing and repair of Products under the original warranty period.

         Products rejected by Biofield, due to failure to conform to the Certificate of Compliance, which accompanies each new unit, shall be provided the following additional warranty.

                  "SeaMED shall be responsible for all freight charges incurred as a result of any Product rejected for failure to conform, provided that Biofield provide written notification stating the reason for rejection in detail within seven (7) business days of receipt of the new Product at Biofield."

V.       OUT OF WARRANTY SERVICES

         SeaMED agrees, upon request from Biofield, that within five (5) business days after its receipt of an out of warranty Product requiring service or repair, SeaMED will provide Biofield with a good faith estimate for the cost of repair including parts and labor. Biofield will provide SeaMED a purchase order number as authorization to proceed with estimated services or deliver a refusal of purchase order number as authorization to proceed with estimated services or deliver a refusal of the estimated services within five (5) business days of receipt of the estimate. In the event of Biofield's refusal of the estimated services or failure to authorize services, SeaMED will promptly return the Product to Biofield and will invoice Biofield for an evaluation charge of $75.00. Upon authorization to proceed with such repair SeaMED will perform all service and furnish all materials (including replacement parts) as required to place the Product in its original condition, or current specification, as directed by the customer, normal wear and tear excepted (i.e. abrasions, scratches, etc.). In the event SeaMED discovers the cost of the repair will exceed the estimate previously provided Biofield by more than five

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         percent (5%), SeaMED will issue a revised estimate to Biofield within two (2) days of Biofield's authorization to proceed. In the event SeaMED does not issue a revised quote within two (2) days of Biofield's authorization to proceed, the original quote will be in effect. If the revised estimate is not provided as above, the original estimate will apply. In the event SeaMED issues a revised estimate and Biofield refuses to authorize the repair, SeaMED will promptly return the Product to Biofield and invoice Biofield for the actual labor and material costs already incurred by SeaMED in preparing the estimate and providing repairs under the original purchase order. The invoiced amount shall not exceed the original written estimate.

VI.      SPARE PARTS

         Both parties acknowledge that Biofield reserves the right to directly perform, or have performed, repair services on Products exclusive of the warranty periods. SeaMED agrees to provide, upon request, Biofield requirements of replacement parts necessary for Biofield, or a designee of Biofield, to perform repair services. Repair services performed on a Product by anyone other than a SeaMED authorized service facility will void the warranty as set forth in the Supply Agreement. Biofield shall report to SeaMED a completed field service report including replacement of failed parts, for insertion into the device history record, to include as a minimum, the serial number of the Product, part numbers and control numbers of component replacements and a description of the services provided. SeaMED waives responsibility for personal or property damages caused to or by the Products serviced at Biofield request by service organizations not authorized by SeaMED.

         Spare parts levels will be determined by SeaMED and Biofield to support the Products in the field based on historical data of parts replaced from Product failures. A list of these spare parts will be provided to Biofield.

         Subassemblies removed from Products in the field due to failure will be returned to SeaMED for evaluation and disposition. Warranty parts will be repaired or replaced at no cost to Biofield. Parts no longer under warranty will be repaired or replaced. As requested by Biofield, at Biofield's expense.

         Spare parts orders placed in conjunction with Production orders for delivery to Biofield for Biofield's use will be priced at SeaMED's present manufacturing rates of 20% material burden and 26% gross margin. SeaMED will not procure spare parts for Biofield without a written purchase order authorization from Biofield. Spare parts not ordered in conjunction with a Production order will be priced in accordance with SeaMED's Service rates as stated in Section XII herein.

VII.     TECHNICAL TRAINING

         SeaMED will provide to Biofield, upon request, specific training for those Products which are produced for Biofield by SeaMED. The level of training provided by SeaMED shall depend on the level of service to be provided by Biofield, or a contractor of Biofield as approved by SeaMED. In no case will SeaMED provide Biofield with a credit for labor associated with any service provided by Biofield or a contractor of Biofield.

         A. For minor repairs, e.g. power cord, patient cable, fuses, printers, certain software upgrades, etc., training will be provided by SeaMED, as requested by Biofield, and approval to accomplish this may be granted without formal certification. These repairs will not alter any warranty in effect at the time of the repair.

         B. For repairs requiring the opening of a device, i.e. breaking the warranty seal, training will be provided as requested by Biofield and approval to accomplish this may be granted through

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               the following certification process.

               1. Obtain the following documentation from the service provider for review: Service policies Service procedures Service employee-training documents All record keeping procedures Other Quality procedures that may apply to service Other documentation and/or records that support the service function

               2. Audit of documentation by SeaMED Service and Quality departments.

               3.   Request further documentation (TDB by SeaMED if required)

               4.   Review information with SeaMED Vice President, Operations.

               5. Receive authorization to proceed with the certification process.

               6.   Perform an on site audit of the service provider facilities.

                    Representatives from SeaMED Service and Quality departments' conduct an on-site audit of the service facilities used by the outside service source at no cost to Biofield.

               7.   Training of the provider's service employees.

                    Engineers and/or technicians being certified to provide service will attend a period of training at SeaMED, (as agreed upon by both parties) to become familiar with the appropriate drawings, procedures and tests for the Product(s) being serviced. Training will be billed to Biofield at the current rate for Service Technician services. Biofield and SeaMED will approve the amount of time necessary prior to the start of the training.

               8.   Final certification authorized as appropriate.

               9. SeaMED will provide routine audits, at no more than one year periods and at least on an annual basis, to maintain this certification.

VIII.    BIOFIELD RESPONSIBILITIES

         Biofield agrees to the following conditions:

         A. Biofield agrees to comply with any current workers "right to know" laws and regulations, which includes as a minimum specific biological decontamination of medical equipment that has come in contact with a patient's open tissues or bodily fluids, prior to the Product's shipment to SeaMED. Products shipped to SeaMED, that are noted to require decontamination, shall incur a decontamination charge of $100.00.

         B. Biofield shall provide SeaMED with a detailed summary of the condition of each Product returned to SeaMED to indicate:

               1.   Serial number of the Product.


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               2.   Symptoms of equipment failure. 3. Cosmetic defects for which
                    Biofield requires service. 4. Point of contact for additional information. 5. Return shipment information. 6. Any other various and miscellaneous needs of Biofield.

         C. Biofield shall provide to SeaMED detailed summaries of any service, upgrade or enhancement made by Biofield, or a contractor of Biofield, to any Product to include:

               1. Serial number of Product. 2. Failures found. 3. Upgrades/Enhancements required. 4. Correct Actions taken. 5. Location of services provided.

IX.      REPRESENTATIONS AND WARRANTIES

         SeaMED represents and warrants to Biofield as follows:

         A. All service and repair work performed by SeaMED will be performed in applicable workmanship standards as described in such standards set forth in SeaMED's proprietary Workmanship Standards Manual. The Workmanship Standards Manual will be available to Biofield via SeaMED's web-site for customer access and information only.

         B. SeaMED will comply with all applicable state and federal laws and regulations governing the service, repair and reprocessing of medical devices.

         C. A.. Products serviced or repaired by SeaMED will, upon completion of service or repair, conform to the current applicable device specifications and regulatory requirements.

         D. SeaMED will maintain Product Device History Records according to procedures established for these records. Service information provided by SeaMED and/or Biofield service facilities shall be included in the DHR.

         E. Copies of all service reports completed by SeaMED including a list of parts replaced, will be provided to Biofield at the time the service is completed and the Product is returned.

         F. Failure trending of serviced Products will be provided to Biofield as prescribed by SeaMED Trend Analysis Procedures, Drawing 910247.

         G. Upon Biofield's request and at a mutually agreed to charge, SeaMED agrees to provide the following additional items to
               Biofield:

               Validated manufacturing and safety test equipment.

               A supply plan for spare parts requirements for Biofield, or a designee of Biofield to service the Product at the sub-assembly level, including a definition of the level of repairs that may be accomplished in the field.

               Shipping methods and configurations for repair parts.

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               A service manual that provides repair descriptions to the
               component level.

               Retrofit kits for hardware or software upgrades, including procedures and testing requirements.

X.       INDEMNIFICATION

         A. For terms of indemnification refer to the Manufacturing Supply Agreement.

XI.      TERMINATION

         A. For conditions of termination refer to the Manufacturing Supply Agreement.

XII.     FEES

         A. Labor. Current labor rates are $75.00 per hour. This rate is subject to change upon 30 days' written notice to Biofield.

         B. Parts. Parts are available to customers according to SeaMED service spare parts policies, currently 20% handling and 40% Gross Margin. Exceptions may be noted in the current Manufacturing Supply Agreement.

         C. Shipping/Freight. Shipping costs are the responsibility of Biofield, except as noted in Section III. SeaMED will pay the return shipping for Products under warranty.

XIII.    GENERAL

         A. Unless otherwise agreed to in writing, by the parties, any controversy or claim arising out of, or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration through the American Arbitration Association and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted and presided over by a single neutral arbitrator chosen pursuant to American Arbitration Association procedures. Decision of the arbitrator shall be final, finding and not subject to appeal or review; provided that, either party may request that the arbitrator review and reconsider his or her decision, in whole or in part. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Seattle, Washington and the arbitrator(s) shall apply the substantive law of Washington except that the interpretation and enforcement of this arbitration provision shall be governed by the federal Arbitration Act. The arbitrator shall not award either party punitive damages and the parties shall be deemed to have waived any right to such damages.

XIV.     MISCELLANEOUS

         A. For any miscellaneous conditions, or conditions not noted in this Agreement, refer to the Manufacturing Supply Agreement In the event any of the terms or conditions of this Agreement conflict with any of the terms or conditions of the Manufacturing Supply Agreement, the terms of the Manufacturing Supply Agreement shall control.

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The following parties have agreed to this Service Agreement.

/s/ TIM DEWITT                      5/02/2000
---------------------------------------------
Tim DeWitt                               Date
Director of Manufacturing Operations
SeaMED, a Plexus company

/s/ JOHN D. STEPHENS                  5/03/00
---------------------------------------------
John D.  Stephens                        Date
Chief Operating Officer
Biofield Corp.

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